Exhibit 10.2

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) is the type of information the Corporation treats as private and confidential.

SECOND AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT

This SECOND AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT (this “Agreement”), is made as of March 18, 2025, by and between Aptose Biosciences Inc., a Canadian corporation (the “Company”), and Hanmi Pharmaceutical Co., Ltd., a corporation incorporated under the laws of the Republic of Korea (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Common Share Subscription Agreement dated September 6, 2023 (the “First Subscription Agreement”) whereby the Company agreed, upon the terms and subject to the conditions set forth in the First Subscription Agreement, to issue and sell to the Investor common shares of the Company (the “Common Shares”);

WHEREAS, the Company and the Investor agreed that the Investor’s obligation to make the Second Investment (as defined in the First Subscription Agreement) would be fulfilled and satisfied upon the closing of the acquisition by the Investor of such number of Purchased Shares and Purchased Warrants as set forth and defined in, and contemplated by, that certain subscription agreement dated January 25, 2024 between the Company and the Investor, subject to certain conditions as set forth therein;

WHEREAS, the Company and the Investor are parties to that certain Facility Agreement dated August 27, 2024, whereby the Investor agreed, upon the terms and subject to the conditions set forth therein, to lend the Company up US$10,000,000 (the “Loaned Amount”), which Loaned Amount was funded by the Investor and loaned to the Company pursuant to the terms thereof;

WHEREAS, the Company and the Investor are parties to that certain Debt Conversion and Interest Payment Agreement dated the date hereof (the “Conversion Agreement”) pursuant to which and upon the terms and subject to the conditions set forth therein, the Company agreed to issue such number of Common Shares to the Investor set forth in the Conversion Agreement (the “Conversion Shares”), and the Investor agreed, in exchange for its receipt of such Conversion Shares from the Company, that the Company’s obligation to repay the portion of the Loaned Amount specified in the Conversion Agreement to the Investor would, solely with respect to such specified portion of the Loaned Amount, be deemed fulfilled and satisfied upon the Investor’s receipt of such Conversion Shares, subject to the conditions set forth therein; and

WHEREAS, in connection with the closing under the First Subscription Agreement, the parties entered into that certain Investor Rights Agreement, dated September 6, 2023, which was further amended and restated on January 25, 2024 (as so amended and restated, the “Prior Investor Rights Agreement”), and have agreed to amend and restate the Prior Investor Rights Agreement in its entirety, as further provided herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.6 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7 “holder” means any holder of Registrable Securities who is a party to this Agreement.

1.8 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.9 “Ownership Threshold” means the beneficial ownership of at least ten percent (10%) of the Common Shares, provided, that, the Investor shall have a choice to increase the beneficial ownership beyond the Ownership Threshold. For purposes of this Agreement, “beneficial owner” (and similar words) shall mean as the term is defined under Rule 13d-3 under the Exchange Act.

1.10 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.11 “Registrable Securities” means the Common Shares, including the Conversion Shares, and shall include all Common Shares issuable upon the exercise of the Purchased Warrants and any other warrants or other rights to purchase Common Shares, owned from time to time by the Investor or its Affiliates.

1.12 “Registration Statement” means the registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities.

1.13 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.14 “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration.

1.15 “SEC” means the U.S. Securities and Exchange Commission.

1.16 “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.17 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.5.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration. The Investor may make a written demand to the Company for registration of all or part of its Registrable Securities, which written demand shall describe the amount and type of securities to be included in such registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”); provided, however, that an Investor may not request a Demand Registration unless the class of securities of the Company subject to the Demand Registration are registered pursuant to Section 12 of the Exchange Act. Upon receipt by the Company of such written request for a Demand Registration from an Investor, the Investor shall be entitled to have its Registrable Securities included in a registration at the cost and expense of the Company and the Company shall effect, as soon thereafter as practicable, the registration of all Registrable Securities requested by the Investor pursuant to such Demand Registration, including by filing a Registration Statement on an appropriate form under the Securities Act relating thereto as soon as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the request for a Demand Registration. Under no circumstances shall the Company be obligated to (i) effect more than an aggregate of four (4) Demand Registrations with respect to any or all of an Investor’s Registrable Securities, and never more than two (2) Demand Registrations in a twelve (12) month period and (ii) proceed if the required minimum offering size of at least US$3.5 million is not met; provided, however, that a registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement with respect to such request for a Demand Registration has become effective and all of the Registrable Securities requested by the Investor to be registered have been sold.

Notwithstanding the foregoing obligations, if the Company furnishes to holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after the request; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period.

2.2 Piggyback Registration. If the Company proposes to file a Registration Statement under the Securities Act, with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company, including with respect to an initial public offering (other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, or (ii) for a dividend reinvestment plan or a Registration Statement for a rights offering or an exchange offer or offering of securities solely to the Company’s then existing shareholders), then the Company shall give written notice of such proposed filing to the Investor as soon as practicable but not less than thirty (30) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, including pricing, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to the Investor the opportunity, but not the obligation, to register the sale or qualify the distribution, as applicable, of such number of Registrable Securities as the Investor may request in writing within ten (10) days after receipt of such written notice (such registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration at its cost and expense and shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested by 2.2 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registration or Prospectus, as applicable, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

Notwithstanding Section 2.2, in connection with a Piggyback Registration that is an underwritten offering, the managing underwriter or underwriters may impose a limitation on the number of Registrable Securities or on the number or kind of other securities which may be included in any such distribution because, in its or their reasonable judgment all of the Registrable Securities that the Company proposes to include in such distribution may not be sold in an orderly manner within a price range reasonably acceptable to the Company or marketing factors require the limitation of the number of securities which may be included in such distribution. The Company shall be required to include in such distribution the part of the Registrable Securities which is determined by such managing underwriters according to the following priority: (a) first, the securities offered by the Company on its own behalf; (b) second, if there are additional securities which may be underwritten within a price range reasonably acceptable to the Company, considering marketing factors, without leading to undue repercussions on the distribution of the securities offered after taking into account the inclusion of all the securities required under paragraph (a) above, the Registrable Securities which the Investor has requested to be included, and to the extent other shareholders of the Company have requested to be included pursuant to existing registration rights, then based on the number of Registrable Securities that the Investor beneficially owns or over which its exercises control, relative to the amount such other shareholders beneficially own or exercise control over.

2.3 Obligations of the Company. Whenever the Company proposes, or is required under this Section 2, to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the holder refrains, at the request of an underwriter of Common Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in connection with any underwritten public offering, as may be requested by the selling holders (of which the holders of a majority of the Registrable Securities being in the offering shall have the right to choose the underwriters for such offering, subject to the Corporation’s approval, which may not be unreasonably withheld, conditioned or delayed), enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering, and take all such other actions as the selling holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(f) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) in the case of an underwritten offering, make senior management of the Company available to assist to the extent reasonably requested by the managing underwriters of any underwritten offering to be made pursuant to such registration in the marketing of the Registrable Securities to be sold in the underwritten offering, including the participation of such members of the Company’s senior management in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in the underwritten offering, and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary registered offering of its Common Shares;

(j) (i) use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a registration statement or the use of any prospectus contained therein, or the suspension of the qualification, or the loss of an exemption from qualification, of any of the registrable securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible time and (ii) notify the Investor and its counsel of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding;

(k) use its reasonable best efforts to obtain: (i) all legal opinions from outside counsel (or internal counsel) of the Company required to be included in the registration statement and (ii) in connection with each closing of a sale of Registrable Securities, legal opinions from outside counsel (or internal counsel if acceptable to the managing underwriters) of the Company, addressed to the underwriters, dated as of the date of such closing, with respect to the registration statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(l) use reasonable best efforts to: (a) obtain all consents of independent public accountants required to be included in the registration statement and (b) in connection with each offering and sale of Registrable Securities, obtain one or more comfort letters, addressed to the underwriters and to the selling holders, dated the date of the underwriting agreement for such offering and the date of each closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the underwriters or holders of a majority of the Registrable Securities being sold in such offering, as applicable, reasonably request;

(m) reasonably cooperate with each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority;

(n) notify each selling holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(o) after such registration statement becomes effective, notify each selling holder of any request by the SEC that the Company amends or supplements such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling holder that such holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such holder’s Registrable Securities; provided, however, in no event shall the liability of the Investor with regard to such information exceed the net proceeds received by the Investor from the sale of such Registrable Securities..

2.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling holders selected by holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Investor (in which case the Investor and all selling holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided further that if, at the time of such withdrawal, the Investor shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Investor at the time of its request and has withdrawn the request after learning of such information then the Investor shall not be required to pay any of such expenses and shall not forfeit its right to a registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling holder, and the partners, members, officers, directors, and shareholders of each such holder; legal counsel and accountants for each such holder; any underwriter (as defined in the Securities Act) for each such holder; and each Person, if any, who controls such holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

(b) To the extent permitted by law, each selling holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other holder selling securities in such registration statement, and any controlling Person of any such underwriter or other holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any holder by way of indemnity or contribution under Section 2.6(b) and 2.6(d) exceed the proceeds from the offering received by such holder (net of any Selling Expenses paid by such holder), except in the case of fraud or willful misconduct by such holder.

(c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a holder’s liability pursuant to this Section 2.6(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.6(b), exceed the proceeds from the offering received by such holder (net of any Selling Expenses paid by such holder), except in the case of willful misconduct or fraud by such holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.7 Reports Under the Exchange Act. With a view to making available to the Investor the benefits of Rule 144, the Company agrees to:

(a) so long as the Investor owns Registrable Securities, use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

(b) so long as the Investor owns Registrable Securities, use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(c) furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting, submission and posting requirements of Rule 144 and the Exchange Act, if applicable, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC if such reports are not publicly available via EDGAR, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

(d) take such additional action as is reasonably requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be reasonably requested from time to time by the Investor and otherwise fully cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144.

2.8 Termination of Registration Rights. The right of any holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon such time as an exemption under Rule 144 is available for the sale of all of such holder’s Registrable Securities without limitation, during a three (3)-month period without registration (and without the requirement for the Company to be in compliance with the current public information required under subsection (c)(1) of Rule 144) and such holder (together with its “affiliates” determined under Rule 144) beneficially owns less than one percent (1%) of the outstanding capital stock of the Company.

3.	Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to the Investor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company and concurrent with the public filing of such documents (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year, and (iii) a statement of shareholders’ equity as of the end of such year; and

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company and concurrent with the public filing of such documents, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter.

3.2 Annual Budget and Business Plan. The Company shall deliver to the Investor, as soon as practicable after the approval by the Board of Directors, but in any event forty-five (45) days after the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a yearly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

3.3 Other Information; Access to Management. The Company shall provide to Investor access to all information of the Company and its Subsidiaries as may be reasonably requested the Investor. The Investor shall be granted access to the books and records of the Company and its Subsidiaries, and shall be provided reasonable access to any members of management or other service providers of the Company or any of its Subsidiaries as the Investor may request; provided, that the Company need only provide the Investor access to members of management of the Company to the extent that such access does not materially interfere with the operations of the Company and its Subsidiaries, taken as a whole.

3.4 Confidentiality. The Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general,(b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that then Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, shareholder, or wholly owned subsidiary of the Investor in the ordinary course of business, provided that the Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.	Participation in Future Financings, Exempt Issuances.

4.1 Participation in Future Financings.

(a) Until the later of (i) the eighteen (18) month anniversary of this Agreement and (ii) the date when the Investor beneficially owns Common Shares in an amount less than the Ownership Threshold, upon any issuance by the Company or any of its Affiliates of Common Shares, warrants to purchase Common Shares, convertible debt or other equity securities for cash consideration (a “Subsequent Financing”), the Investor shall have the right to participate in up to an amount of the Subsequent Financing equal to that percentage of the Subsequent Financing equal to the Investor’s percentage ownership of the Common Shares, calculated as of any determination date assuming the conversion or exercise of all Registrable Securities and the conversion or exercise of all other securities of the Company owned by the Investor, on the same terms, conditions and price provided for in the Subsequent Financing.

(b) At least fifteen (15) Business Days prior to the closing of the Subsequent Financing, the Company shall deliver to the Investor a written notice of its intention to effect a Subsequent Financing, including a description in reasonable detail of the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment (a “Financing Notice”).

(c) The Investor desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (Eastern time) on the fifth (5th) Business Day after the Investor has received the Financing Notice that the Investor is willing to participate in the Subsequent Financing, the amount of the Investor’s participation, and that the Investor has such funds ready, willing, and available for investment on the terms set forth in the Financing Notice. If the Company receives no notice from the Investor as of such fifth (5th) Business Day, the Investor shall be deemed to have notified the Company that it does not elect to participate.

(d) If by 5:30 p.m. (Eastern time) on the fifth (5th) Business Day after the Investor has received the Financing Notice, notifications by the Investor of its willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may effect the remaining portion of such proposed Subsequent Financing on the terms and with the Persons set forth in the Financing Notice.

(e) The Company must provide the Investor with a second Financing Notice, and the Investor will again have the right of participation set forth above in this Section 4, if the Subsequent Financing subject to the initial Financing Notice is not consummated for any reason on the terms set forth in such Financing Notice within forty (40) Business Days after the date of the initial Financing Notice.

(f) Notwithstanding the foregoing, this Section 4 shall not apply in respect of (i) an Exempt Issuance, (ii) an underwritten public offering of Common Shares or (iii) “at the market” offerings. “Exempt Issuance” means the issuance of (a) Common Shares, options, stock appreciation rights, restricted stock, restricted stock units or dividend equivalents to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors of the Company established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) shares issuable to institutional lenders to the Company in connection with a loan transaction, and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital, including to finance such acquisitions or strategic transactions, or to an entity whose primary business is investing in securities.

4.2 Exempt Issuance. In the event that the Company issues any equity securities in any transaction not expressly covered by Section 4.1, including any Exempt Issuance, then the Company shall promptly (but in no event later than ten (10) Business Days from such issuance of equity securities) notify the Investor in writing of any such issuance and the Investor shall have the right, but not the obligation, to purchase Common Shares on the applicable stock market where the Common Shares are publicly traded in order to keep the Investor’s percentage of ownership unchanged (i.e., the same percentage as it was prior to such issuance).

5.	Appointment of Investor Nominee(s).

5.1 For so long as the Investor beneficially owns, directly or indirectly, in the aggregate, Common Shares in an amount at least equal to the Ownership Threshold and subject to Section 6, the Investor shall be entitled, on notice in writing to the Company, to nominate for appointment to the Company one or more individuals at a time that is legally able to work in the United States or Canada (each an “Investor Nominee”) to a position or positions within the Company in applicable areas based on each Investor Nominee’s skills, education and experience and the Company shall use its best commercial efforts to retain each such Investor Nominee in the appropriate technical area, on the following terms and conditions:

(a) subject to section 5.3, the Investor Nominee shall be engaged by the Company on an exclusive and full-time basis or part-time basis, as the case may be, as advised by the Investor at the time of providing notice of such Investor Nominee;

(b) the Investor Nominee shall be subject to the Company’s usual employment rules, practices, policies, evaluation process and procedures, as amended from time to time and the Company shall retain the right, in its sole discretion, to terminate such Investor Nominee’s appointment with the Company for violations of the Company’s employment rules, practices, policies and procedures;

(c) the Investor Nominee shall be entitled to salary, bonus, vacation, incentive payments and bonuses, expenses, allowances and any applicable benefits in amounts and to the extent consistent with employees of the Company serving or having recently served in a similar capacity with the Company with such amounts to be reimbursed to the Company by the Investor; and

(d) such other terms and conditions as are customary and appropriate for an employee of the Company and in accordance with applicable law.

5.2 Once per calendar year (unless otherwise agreed upon by the parties), the Investor shall be entitled, on notice in writing to the Company, to replace any Investor Nominee with an alternative Investor Nominee and the Company shall use its best commercial efforts to facilitate, at the entire expense of the Investor, the termination without cause of the exiting Investor Nominee (including without limitation the payment, to be reimbursed to the Company by the Investor, of all amounts for salary, bonus, vacation pay, overtime pay, benefits, expenses, allowances, termination pay, statutory notice, payment in lieu of notice, reasonable notice of termination and any vacation pay related thereto or any other amounts payable by virtue of any agreement, rules, practices, procedures or applicable law) and the contemporaneous (or as nearly contemporaneous as possible) retention of such alternative Investor Nominee on the terms and conditions contemplated by Section 5.1.

5.3 Concurrent with or following the appointment (or employment) of an Investor Nominee, the parties shall enter into a separate services agreement (the “Service Agreement”) upon such terms and conditions to be agreed upon by the parties, each acting reasonably. The Service Agreement will govern activities which the Company will have agreed to perform for the Investor (which may include but are not limited to CRO services and tuspetinib related work) (collectively, the “Services”). In addition to the Investor Nominee’s employment or similar obligations to the Company, the Investor Nominee shall be engaged to perform the Services, the entire expense for which, including any applicable mark-up, shall be stipulated in the Service Agreement and borne entirely by the Investor.

5.4 If any governmental approval or work permit (collectively, a “Permit”) is required by laws and/or regulations of Canada or the United States to enable the nominee to perform the services for Aptose, Aptose shall use its reasonable best efforts to assist the nominee in securing such Permit in a timely fashion.

6.	Lapse of Investor Nominee and Other Rights

6.1 In the event that the Investor beneficially owns, directly or indirectly, an amount of Common Shares below the Ownership Threshold for more than thirty (30) consecutive days, the Investor shall promptly provide written notice to the Company, then, the Company may, at its entire discretion, either terminate one or more Investor Nominee or recommend that one or more Investor Nominee remain in its position until a date determined by the Company. Upon written request of the Company, the Investor shall promptly confirm to the Company the number of Common Shares the Investor and its Affiliates then hold for the purposes of determining the Investor’s percentage of ownership. If the Investor beneficially owns less than the Ownership Threshold for more than thirty (30) consecutive days following receipt by the Company of a written notice from the Investor, (i) the investor nominee right set out in Section 5; (ii) the participation rights set out in Section 4; and (iii) the access to information right set out in Section 3, shall no longer apply.

7.	Miscellaneous.

7.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a holder to a transferee of Registrable Securities that (i) is an Affiliate of a holder; or (ii) is a holder’s Immediate Family Member or trust for the benefit of an individual holder or one (1) or more of such holder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a holder; (2) who is a holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual holder or such holder’s Immediate Family Member shall be aggregated together and with those of the transferring holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this

Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

7.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

(b) All communications shall be sent as to the Company to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 7.5. All communications shall be sent as to the Investor to Hanmi Pharmaceutical Co., Ltd., and to the attention of [***], Hanmi Pharmaceutical Co., Ltd., 14 Wiryeseongdae-ra, Songpa-gu, Seoul, 05545, Korea (email: [***]), or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to (i) Charles-Antoine Soulière, McCarthy Tétrault LLP, 500, Grande Allée Est, 9e étage, Québec QC, Canada, G1R 2J7 (email: [***]) and (ii) Dan Miller, Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, CO 80202 ([***]).

(c) If notice is given to the Investor, a copy (which copy shall not constitute notice) shall also be given to (i) Keith R. Chatwin, Stikeman Elliott LLP, 4200 Bankers Hall West, Calgary, Alberta, Canada, T2P 5C5 (email: [***]) and (ii) Matthew D. Berger, Tiffany K. Lee and Jeffrey S. Hochman, Willkie Farr & Gallagher LLP, 1801 Page Mill Road. Palo Alto, California 94304 and 787 Seventh Avenue, New York, NY 10019 (email: [***]).

7.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding.

7.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.8 Aggregation of Common Shares; Apportionment. All Common Shares or other Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.9 Entire Agreement. This Agreement (together with the Debt Conversion Agreement and the other agreements referenced herein), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investor’s Rights Agreement as of the date first written above.

APTOSE BIOSCIENCES INC.

By:	/s/ Fletcher Payne
Name: Fletcher Payne
Title: Chief Financial Officer

HANMI PHARMACEUTICAL CO., LTD.

By:	/s/ Jae Hyun Park
Name: Jae Hyun Park
Title: CEO